Exhibit 99.1

P.O. Box 4323
Houston, TX  77210
(713) 381-6500

Enterprise GP Holdings Reports Third Quarter 2009 Results

Houston, Texas (Monday, November 9, 2009) – Enterprise GP Holdings L.P. (NYSE: EPE) today announced its consolidated and parent-only financial results for the three and nine months ended September 30, 2009.  Enterprise GP Holdings L.P., the Parent Company, reported a 20.6 percent increase in distributable cash flow to $78.4 million for the third quarter of 2009 compared to $65.0 million reported for the third quarter of 2008.

On October 15, 2009, the Board of Directors of Enterprise GP Holdings’ general partner approved an increase in the partnership’s quarterly cash distribution rate to $0.515 per common unit with respect to the third quarter of 2009, which is a 13.2 percent increase from the $0.455 per common unit that was paid with respect to the third quarter of 2008.  Distributable cash flow provided 1.1 times coverage of the quarterly cash distribution which was paid Friday, November 6 to unitholders of record as of the close of business on October 30, 2009.  Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable U.S. GAAP measure, which is net cash flow provided by operating activities.

The Parent Company will receive an aggregate $90.7 million of cash distributions from its investments with respect to the third quarter of 2009.  This represents a 10.2 percent increase from the $82.3 million of cash distributions it received with respect to the third quarter of 2008.  The increase in cash distributions is primarily due to higher cash distribution rates from Enterprise Products Partners and Energy Transfer Equity.  TEPPCO did not declare a cash distribution for the third quarter of 2009 since the merger of TEPPCO with a subsidiary of Enterprise Products Partners was completed before the record date of the distribution paid by Enterprise Products Partners for the third quarter of 2009.  As a result of the TEPPCO merger, the Parent Company received approximately 5.5 million Enterprise Products Partners common units in exchange for the 4.4 million TEPPCO units the partnership owned immediately prior to the TEPPCO merger.  The Parent Company also received an additional 1.3 million Enterprise Products Partners common units in exchange for its ownership of Texas Eastern Products Pipeline Company, LLC, TEPPCO’s general partner, which merged with a wholly owned subsidiary of Enterprise Products Partners as a condition of the merger.

(Amounts in millions)	3rd Qtr 2009	3rd Qtr 2008
Enterprise and TEPPCO (1)	$69.7	$63.4
Energy Transfer Equity & LE GP	21.0	18.9
Total	$90.7	$82.3

(1)   Includes cash distributions from Enterprise Products Partners, TEPPCO and their respective general partners. See Exhibit A for detailed information regarding the distributions the Parent Company received (or expects to receive) from its investments.

Consolidated net income attributable to Enterprise GP Holdings for the third quarter of 2009 was $25.3 million, or $0.18 per unit on a fully diluted basis, compared to $42.0 million, or $0.34 per unit on a fully diluted basis, for the third quarter of 2008.  Net income attributable to Enterprise GP Holdings for the third quarter of 2009 was negatively impacted by approximately $18.9 million, or $0.14 per unit, for its share of charges related to (i) the Texas Offshore Port System (“TOPS”) litigation settlement by affiliates of Enterprise Products Partners and TEPPCO, (ii) asset impairment charges for certain TEPPCO river terminals and marine barge assets and (iii) a charge for contractual obligations associated with TEPPCO’s terminal assets.

Parent Company interest expense for the third quarter of 2009 decreased to $10.1 million from $16.3 million recorded in the third quarter of 2008, primarily due to lower interest rates.

“We are pleased to report record distributable cash flow for the sixth consecutive quarter from increased cash received from Enterprise Products Partners and Energy Transfer Partners,” said Dr. Ralph S. Cunningham, president and chief executive officer of Enterprise GP Holdings.  “The underlying businesses of Enterprise Products Partners and TEPPCO are complementary and combined form a stronger, more diversified partnership.  We expect the merger of the two partnerships will lead to additional commercial opportunities and an overall lower cost of capital, which should provide us with increased distributable cash flow.”

 Basis of Presentation of Financial Information

Our Investment in Enterprise Products Partners business segment reflects the consolidated operations of Enterprise Products Partners and its general partner.  Our Investment in TEPPCO business segment reflects the consolidated operations of TEPPCO and its general partner.  We control Enterprise Products Partners through our ownership of its general partner.  As of September 30, 2009, we controlled TEPPCO through our ownership of its general partner.  On October 26, 2009, as a result of the mergers described above, each of TEPPCO and its general partner became wholly owned subsidiaries of Enterprise Products Partners.

Our Investment in Energy Transfer Equity business segment reflects our noncontrolling interests in Energy Transfer Equity and its general partner accounted for under the equity method of accounting.  We evaluate segment performance based on operating income.

In order for the unitholders of Enterprise GP Holdings and others to more fully understand the Parent Company’s business and financial statements on a standalone basis, our press release includes information devoted exclusively to the Parent Company apart from that of our consolidated Partnership.  A key difference between the non-consolidated Parent Company financial information and those of our consolidated Partnership is that the Parent Company views each of its investments (i.e., Enterprise Products Partners, TEPPCO and Energy Transfer Equity) as unconsolidated affiliates and records its share of the net income of each as equity earnings.  In accordance with GAAP, we eliminate such equity earnings related to Enterprise Products Partners and TEPPCO in the preparation of our consolidated Partnership financial statements.

Use of Non-GAAP Financial Measures

The press release and accompanying schedules include the non-GAAP financial measure of distributable cash flow.  Exhibit C provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with GAAP.  Distributable cash flow should not be considered an alternative to GAAP financial measures such as net income, net cash flow provided by operating activities or any other GAAP measure of liquidity or financial performance.  We define distributable cash flow as follows:

▪
Cash distributions expected to be received from the Parent Company’s investments in limited and general partner interests (including related incentive distribution rights, if any, held by these general partners); less the sum of,

▪	Parent Company general and administrative costs on a standalone basis;
▪	Parent Company interest expense on a standalone basis, before non-cash amortization; and
▪	the general and administrative costs, on a standalone basis, of the general partners of Enterprise Products Partners and TEPPCO.

Distributable cash flow is a significant liquidity metric used by senior management to compare net cash flow generated by the Parent Company’s investments to the cash distributions the Parent Company is expected to pay its partners.  Using this metric, senior management can quickly compute the coverage ratio of estimated cash flow to planned cash distributions.

Distributable cash flow is an important non-GAAP financial measure for the Parent Company’s unitholders since it indicates to investors whether or not the Parent Company’s investments are generating cash flow at a level that can sustain or support an increase in quarterly cash distribution levels.  Financial metrics such as distributable cash flow are quantitative standards used by the investment community because the value of a partnership unit is in part measured by its yield (which, in turn, is based on the amount of cash distributions a partnership pays to a unitholder).

Company Information and Forward-Looking Statements

Enterprise GP Holdings L.P. is one of the largest publicly traded GP partnerships and it owns the general partner and certain limited partner interests in Enterprise Products Partners L.P., as well as certain noncontrolling general partner and limited partner interests in Energy Transfer Equity, L.P.  For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

This press release contains various forward-looking statements and information that are based on Enterprise GP Holdings’ beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise GP Holdings.  When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise GP Holdings, Enterprise Products Partners, Energy Transfer Equity or Energy Transfer Partners (the “Related Companies”) for future operations, are intended to identify forward-looking statements.  Although Enterprise GP Holdings and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise GP Holdings nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions.  If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise GP Holdings’ actual results may vary materially from those it anticipated, estimated, projected or expected.  Among the key risk factors that may have a direct bearing on the Related Companies’ and, in turn, Enterprise GP Holdings’ results of operations and financial condition are:

▪	fluctuations in oil, natural gas and natural gas liquid prices and production due to weather and other natural and economic forces;
▪	the effects of the Related Companies’ debt level on its future financial and operating flexibility;
▪	a reduction in demand for the Related Companies’ products by the petrochemical, refining, heating or other industries;
▪	a decline in the volumes delivered by the Related Companies’ facilities;
▪	the failure of any of the Related Companies’ credit risk management efforts to adequately protect it against customer non-payment;
▪	terrorist attacks aimed at the Related Companies’ facilities; and
▪	the failure to successfully integrate the Related Companies’ operations with companies, if any, that they may acquire in the future.

Enterprise GP Holdings has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635

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Exhibit A
Enterprise GP Holdings L.P. – Parent Company
Selected Financial Data– UNAUDITED
For the Three and Nine Months Ended September 30, 2009 and 2008
(Amounts in millions)

The following table presents distributable cash flow, summarized income statement data and selected balance sheet information for the Parent Company with respect to the periods shown and at the dates indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Cash distributions from investees: (1)
Enterprise Products Partners and EPGP: (2)
From common units of Enterprise Products Partners	$11.5	$7.0	$26.3	$20.8
From 2% general partner interest and related IDRs	58.2	37.8	143.0	109.9
TEPPCO and TEPPCO GP: (3,4)
From units of TEPPCO	n/a	3.2	6.4	9.4
From 2% general partner interest and related IDRs	n/a	15.4	31.0	42.5
Energy Transfer Equity and LE GP:
From common units of Energy Transfer Equity	20.8	18.8	62.2	54.6
From member interest in LE GP	0.2	0.1	0.4	0.3
Total cash distributions from investees	90.7	82.3	269.3	237.5
Cash expenses, primarily Parent Company	(12.3)	(17.3)	(43.4)	(55.4)
Distributable cash flow	$78.4	$65.0	$225.9	$182.1

Distributions by Parent Company	$71.7	$56.1	$208.8	$162.6

Coverage ratio	1.1x	1.2x	1.1x	1.1x

Parent Company summarized income statement data:
Equity in income of investees (5)	$37.3	$59.8	$172.3	$194.0
General and administrative costs	1.9	1.5	8.7	5.3
Operating income	35.4	58.3	163.6	188.7
Interest expense, net	(10.1)	(16.3)	(36.3)	(50.7)
Net income attributable to Enterprise GP Holdings L.P.	$25.3	$42.0	$127.3	$138.0

Parent Company debt principal outstanding at end of period	$1,078.5	$1,077.0	$1,078.5	$1,077.0

(1)   Represents cash distributions received or, in the case of Energy Transfer Equity declared and scheduled to be received, with respect to such quarter. With respect to cash distributions for the third quarter of 2009, we received the distributions shown for Enterprise Products Partners and its general partner on November 5, 2009. The declared distribution from Energy Transfer Equity and its general partner for the third quarter of 2009 is scheduled to be paid on November 19, 2009.
(2)   Cash distributions from Enterprise Products Partners and EPGP with respect to the third quarter of 2009 reflect the common units and other consideration received by the Parent Company in connection the merger of TEPPCO and TEPPCO GP with Enterprise Products Partners on October 26, 2009 (see notes 3 and 4 below).
(3)   TEPPCO did not declare a distribution for the third quarter of 2009 as the merger was completed before the record date; therefore, we did not receive any distributions from TEPPCO with respect to the third quarter of 2009. The TEPPCO merger was completed on October 26, 2009. Under the terms of the merger agreement, each of TEPPCO’s unitholders (including the Parent Company) received 1.24 common units of Enterprise Products Partners for each TEPPCO unit owned immediately prior to the merger. As a result, the Parent Company received 5,456,000 common units of Enterprise Products Partners in exchange for the 4,400,000 TEPPCO units that it owned immediately prior to the merger. The record date for distributions paid by Enterprise Products Partners with respect to the third quarter of 2009 was October 30, 2009.
(4)   Immediately prior to and as a condition to the TEPPCO merger, TEPPCO GP merged with a wholly owned subsidiary of Enterprise Products Partners (the “GP merger”). In connection with the GP merger, the Parent Company, as owner of TEPPCO GP and EPGP, received an additional 1,331,681 common units of Enterprise Products Partners and an increase in the capital account of EPGP sufficient to maintain EPGP’s 2% general partner interest in Enterprise Products Partners.
(5)   Represents the Parent Company’s share of net income of Enterprise Products Partners, TEPPCO, Energy Transfer Equity and their respective general partners.

Exhibit B
Enterprise GP Holdings L.P.
Condensed Statements of Consolidated Operations – UNAUDITED
For the Three and Nine Months Ended September 30, 2009 and 2008
(Amounts in millions, except per unit amounts)

At September 30, 2009 and 2008, the Parent Company owned the general partners of (and therefore controlled) Enterprise Products Partners and TEPPCO; thus, our consolidated financial statements include the financial results of Enterprise Products Partners and TEPPCO.  The net income of Enterprise Products Partners and TEPPCO allocated to limited partner interests not owned by the Parent Company is allocated to noncontrolling interests.  At September 30, 2009 and 2008, we have three reportable business segments:  Investment in Enterprise Products Partners, Investment in TEPPCO and Investment in Energy Transfer Equity.  The following table summarizes our financial information by business segment for the periods presented:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009		2008		2009		2008
Revenues:
Investment in Enterprise Products Partners		$4,596.1		$6,297.9		$11,527.1		$18,322.1
Investment in TEPPCO		2,265.4		4,264.4		5,756.9		11,371.8
Eliminations		(72.3)		(63.1)		(173.5)		(149.8)
Total revenues		6,789.2		10,499.2		17,110.5		29,544.1
Costs and expenses:
Investment in Enterprise Products Partners (1)		4,287.7		5,993.7		10,582.4		17,310.2
Investment in TEPPCO (2)		2,232.4		4,176.2		5,520.9		11,083.9
Other, non-segment including Parent Company		(70.3)		(61.4)		(164.8)		(140.2)
Total costs and expenses		6,449.8		10,108.5		15,938.5		28,253.9
Equity in income (loss) of unconsolidated affiliates:
Investment in Enterprise Products Partners (3)		16.5		9.6		34.7		31.9
Investment in TEPPCO (3)		(1.5)		0.4		(2.7)		(0.1)
Investment in Energy Transfer Equity (4)		(0.9)		9.4		25.7		36.5
Total equity in income of unconsolidated affiliates		14.1		19.4		57.7		68.3
Operating income:
Investment in Enterprise Products Partners		324.9		313.8		979.4		1,043.8
Investment in TEPPCO		31.5		88.6		233.3		287.8
Investment in Energy Transfer Equity		(0.9)		9.4		25.7		36.5
Other, non-segment including Parent Company		(2.0)		(1.7)		(8.7)		(9.6)
Total operating income		353.5		410.1		1,229.7		1,358.5
Interest expense		(170.9)		(153.3)		(508.2)		(447.2)
Provision for income taxes		(7.7)		(7.7)		(26.8)		(20.1)
Other income, net		0.1		0.5		2.2		3.4
Net income		175.0		249.6		696.9		894.6
Net income attributable to noncontrolling interest (5)		(149.7)		(207.6)		(569.6)		(756.6)
Net income attributable to Enterprise GP Holdings L.P.		$25.3		$42.0		$127.3		$138.0
Allocation of net income to:
Limited partners		$25.3		$42.0		$127.3		$138.0
General partner	$	*	$	*	$	*	$	*
Earnings per Unit, basic and fully diluted:
Net income per Unit		$0.18		$0.34		$0.93		$1.12
Average LP Units outstanding		139.2		123.2		137.4		123.2
* Amount is negligible
(1)   Amounts for the three and nine months ended September 30, 2009 include $66.9 million and $135.3 million, respectively, of charges related to TOPS. Prior to the dissociation of our affiliates from TOPS in March 2009, we consolidated TOPS and reported its activities under the Investment in Enterprise Products Partners segment.
(2)   Amounts for the three and nine months ended September 30, 2009 include $51.0 million and $53.3 million, respectively, of asset impairment and related charges recorded by TEPPCO. The asset impairments and related charges are primarily due to the current level of throughput volumes at certain river terminals and the suspension by TEPPCO management of three river terminal expansion projects.
(3)   Represents equity income (loss) of unconsolidated affiliates as recorded by Enterprise Products Partners and TEPPCO, excluding those consolidated by the Parent Company.
(4)   Represents the Parent Company’s share of the net income of Energy Transfer Equity and its general partner.
(5)   Represents earnings of Enterprise Products Partners and TEPPCO allocated to their respective limited partner interests not owned by the Parent Company.

Exhibit C

Enterprise GP Holdings L.P. – Parent Company
Non-GAAP Reconciliations – UNAUDITED
For the Three and Nine Months Ended September 30, 2009 and 2008
(Amounts in millions)

The following table presents a reconciliation of the Parent Company’s non-GAAP distributable cash flow amounts to GAAP net cash flow provided by operating activities:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Distributable Cash Flow (Exhibit A)	$78.4	$65.0	$225.9	$182.1
Adjustments to derive net cash flow provided by
operating activities (add or subtract as indicated
by sign of number):
Distributions to be received from investees
with respect to period indicated (Exhibit A) (1)	(90.7)	(82.3)	(269.3)	(237.5)
Distributions received from investees
during period	90.3	79.1	264.6	231.2
Expenses of EPGP and TEPPCO GP	0.1	0.1	0.1	0.2
Net effect of changes in operating accounts	(5.6)	(1.4)	(3.5)	(5.9)
Net cash flow provided by operating activities	$72.5	$60.5	$217.8	$170.1

(1) Represents cash distributions collected subsequent to the end of each reporting period.